Exhibit FILING FEES.107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Usio, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)
	Equity	Preferred Stock, par value $0.001 per share	Rule 457(o)
	Other	Warrants (3)	Rule 457(o)
	Other	Depositary Shares (4)	Rule 457(o)
	Other	Rights	Rule 457(o)
	Other	Units (5)	Rule 457(o)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	$37,000,000 (1)	(2)	$37,000,000 (1)	$153.10 per million	$5,664.70
TOTAL								$5,664.70
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$37,000,000		$5,664.70
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$5,664.70

(1)       Includes an indeterminate aggregate principal amount and number of securities of each identified class of securities up to a proposed aggregate offering price of $75,000,000, which may be offered by the registrant from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion, exchange or exercise of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered, issued or become issuable in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities.

(2)       The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Such amount will be set forth in U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale.

(3)       The warrants covered by this registration statement may be common stock warrants or preferred stock warrants.

(4)       To be represented by depositary receipts and representing an interest in all or a specified portion of a share of preferred stock.

(5)       Any of the securities registered hereunder may be sold separately or as units with other securities registered hereunder.